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Exhibit 99.2

December 5, 2001

Mr. Charles W. Berger
15681 Kennedy Road
Los Gatos, CA 95032

Re:
Employment with Vicinity Corporation

Dear Chuck:

    Vicinity Corporation, (the "Company") is pleased to offer you a position as Chief Executive Officer & President of the Company and a position on its Board of Directors, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

    1.  Reporting Duties and Responsibilities. In this position you will report to the Board of Directors of the Company. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Upon your acceptance of this offer to become the Company's Chief Executive Officer & President, the Board of Directors will elect you to fill a position on the Company's Board of Directors, and while you remain the Chief Executive Officer & President of the Company, the Board of Directors will continue to, subject to their fiduciary duties, nominate you for a position on the Board of Directors of the Company.

    2.  Salary; Bonus; Benefits and Vacation. Your initial base salary will be $20,834 per month, (an annualized rate of $250,000), subject to adjustment in good faith by the Company's Board of Directors, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to earn a quarterly bonus up to the amount of $31,250, payable on a fiscal quarterly basis, based on the achievement of objectives that you and the Company's Board of Directors will mutually determine in good faith. Both your initial salary and bonus as described above will apply through the end of FY2002 and will be paid based on a pro rata basis through the end of fiscal year 2002. The objectives for future years will be determined promptly after the beginning of each fiscal year of the Company. You will also receive the Company's standard benefits package and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.

    3.  Stock Options. The Company will grant you, and the Board of Directors has approved, options to purchase 1,300,000 shares of the Company's Common Stock pursuant to the Company's stock option plans and standard stock option agreements which options shall have an exercise price per share equal to the closing price of the Company's Common Stock for the business day immediately preceding your start date. Such option shall be an incentive stock option to the maximum extent permitted by law. A public announcement of your hire will be made promptly after your start date. The options will be immediately exercisable subject to a right of repurchase to the maximum extent consistent with incentive stock option status and shall vest over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company. In the event that a change of control (as defined below) occurs, fifty percent of the unvested options held by you will be immediately vested. The balance of the unvested options held by you will continue to vest, assuming continued employment, under the original vesting schedule as if the original option grant had been for 650,000 shares of the Company's Common Stock.

    A Change of Control shall mean: (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (iii) a sale of all or substantially all of the Company's assets, or (iv) any other capital reorganization in which, in the case of clauses (i) through (iv), the beneficial ownership of more than fifty percent (50%) of the voting shares of the Company or such successor entity are acquired by persons other than Company shareholders.

    4.  Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to, and you are instructed not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

    5.  Severance Payments/Acceleration Upon Termination. If the Board of Directors terminates your employment with the Company for any reason other than fraud or willful malfeasance (or similar wrongful acts) or willful and continuing (after notice) neglect of duties, or if you resign due to a material reduction in your title or duties, or your no longer being chief executive officer or a member of the Board of Directors or your principal office is moved by the Company to a location more than 60 miles away from Sunnyvale, California, the Company will pay you as agreed upon severance an amount equal to your then base salary for six months. You agree that the payments set forth in this offer letter constitute the exclusive payments that you shall be entitled to, and under any theory, in the event of any termination of employment. In the event you are terminated by the Company as described above or you resign for the reasons described above, 162,500 shares of the Company's Common Stock will immediately vest and all other options will terminate. Receipt of these benefits shall be contingent upon receipt of a full release by the Company. No payments due you hereunder shall be subject to mitigation by other employment.

    6.  If your severance and other benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance and other benefits under this Agreement will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, in your receipt on an after-tax basis of the greatest amount of severance and other benefits.

    7.  At-Will Employment. While we look forward to a long-term relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

    8.  Authorization to Work. Because of Federal regulations adopted in the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

    9.  Term of Offer. This offer will remain open until December 5, 2001. If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, you will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

    10. Indemnification Agreement. Upon your commencement of employment with the Company, the Company will enter into its standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as an officer or director of the Company.

    11. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.

    12. Start Date. This offer is made with the understanding that you will be available to start employment with Vicinity Corporation on or before December 10, 2001.

    13. Miscellaneous.

      (a)  Authority to Enter into Agreement.  The Company represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of the Company.

      (b)  Attorneys Fees.  If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

      (c)  Successors.  This agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company's obligations under this agreement.

      (d)  Governing Law.  This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

    Chuck, we are excited and pleased to have you join the Vicinity team. I am confident that we will successfully capitalize on our enormous market opportunity.

Sincerely,

/s/ Norman H. Nie Norman H. Nie Director, Vicinity Corporation
December 5, 2001 Date:
Acknowledged, Accepted and Agreed
/s/ Charles W. Berger Charles W. Berger
December 5, 2001 Date:

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  Exhibit 99.2